Exhibit 99.1

Poniard Pharmaceuticals Reports Second Quarter 2009 Financial Results and Provides a Corporate Update

– Conference Call Today at 4:30 p.m. Eastern Time –

South San Francisco, Calif. (August 4, 2009) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today reported financial results for the second quarter ended June 30, 2009, and provided a corporate update.

“During the American Society of Clinical Oncology Annual Meeting, we reported promising Phase 2 picoplatin data from our colorectal and prostate cancer programs.  These data further enhance the value of picoplatin and are playing an important role in our discussions with potential global commercialization and development partners,” said Jerry McMahon, Ph.D., chairman and chief executive officer of Poniard.  “We remain on track to report results from our pivotal Phase 3 SPEAR trial of picoplatin in small cell lung cancer in the fourth quarter of 2009 with the goal of commercializing picoplatin in 2010.”

Recent Clinical and Corporate Developments

Picoplatin Clinical Developments

•                  Cardiac Safety Study:   Announced results from a cardiac safety study of picoplatin in patients with solid tumors.  The study was designed in collaboration with the U.S Food and Drug Administration (FDA), and evaluated the cardiac safety of picoplatin by determining its effect on the cardiac QT/QTc interval by using time-matched pharmacokinetics and electrocardiograms.  A total of 45 patients with advanced solid malignancies received 150 mg/meter squared of picoplatin at seven clinical sites in the United States.  Results from the study showed no clinical cardiac-related events.  Data from this trial will be incorporated into picoplatin’s rolling New Drug Application (NDA) filing, which the Company plans to initiate by the end of this year.

•                  Colorectal Cancer (CRC):  Presented new progression-free survival (PFS), disease control and neurotoxicity data from a randomized, controlled Phase 2 trial of picoplatin for the first-line treatment of metastatic CRC at the 2009 American Society of Clinical Oncology (ASCO) Annual Meeting. The results continue to support picoplatin as a neuropathy-sparing alternative to oxaliplatin with similar anti-tumor activity as assessed by PFS and disease control measured by tumor response rate.  New data derived by three independent assessments indicated a statistically significant reduction in neurotoxicities with the use of picoplatin in the FOLPI regimen compared with oxaliplatin in the FOLFOX regimen (p<0.0019).

•                  Castration-Resistant Prostate Cancer (CRPC):  Presented new progression-free survival data from a Phase 2 clinical trial of picoplatin for the first-line treatment of patients with metastatic CRPC at the 2009 ASCO Annual Meeting. The updated efficacy and safety data demonstrated that picoplatin in combination with docetaxel and prednisone is active as first-line therapy for metastatic CRPC as demonstrated by several endpoints, including reductions in prostate specific antigen (PSA) levels, disease control as measured by tumor response, and PFS.  Results also continue to show that picoplatin can be safely administered every three weeks for up to 10 cycles concurrently with full doses of docetaxel and prednisone, the standard treatment for CRPC.  In addition, no neurotoxicity was observed in these patients.

Corporate Developments

•                  Announced the appointment of Gary A. Lyons to the Board of Directors in July 2009.  His appointment increases the number of directors to 10.  Mr. Lyons has been and will continue to serve as a consultant to Poniard on matters of corporate and business development as the Company moves forward with its commercialization and partnering activities for picoplatin.

•                  Filed a shelf registration statement that was declared effective by the Securities and Exchange Commission on June 2, 2009.  This will allow Poniard from time to time to offer and sell up to $60 million aggregate amount of its common stock and warrants.

Second Quarter 2009 Unaudited Financial Results

The Company reported a net loss of $9.7 million ($0.28 diluted loss per share on a loss applicable to common shares of $9.8 million) for the quarter ended June 30, 2009, compared with a net loss of $12.5 million ($0.36 diluted loss per share on a loss applicable to common shares of $12.7 million) for the quarter ended June 30, 2008.  The Company reported a net loss of $22.7 million ($0.66 diluted loss per share on a loss applicable to common shares of $22.9 million) for the six months ended June 30, 2009, compared with a net loss of $22.4 million ($0.65 diluted loss per share on a loss applicable to common shares of $22.6 million) for the same period in 2008.

Total operating expenses for the quarter ended June 30, 2009, were $9.1 million compared with $12.9 million for the quarter ended June 30, 2008, and were $21.3 million for the six months ended June 30, 2009, compared with $23.4 million for the same period in 2008.  Total operating expenses for the six months ended June 30, 2009, include a charge of $1.1 million for the restructuring and related asset impairment resulting from the Company’s strategic restructuring plan to discontinue its in-house preclinical research operations and reduce its workforce by approximately 12 percent effective March 31, 2009.

Research and development (R&D) expenses were $5.7 million for the quarter ended June 30, 2009, compared with $9.2 million for the quarter ended June 30, 2008.  R&D expenses were $13.8 million for the six months ended June 30, 2009, compared with $15.5 million for the same period in 2008.

General and administrative expenses (G&A) were $3.4 million for the quarter ended June 30, 2009, compared with $3.7 million for the quarter ended June 30, 2008.  G&A expenses were $6.5 million for the six months ended June 30, 2009, compared with $7.9 million for the same period in 2008.

Cash and investment securities as of June 30, 2009, were $49.9 million, compared with $72.8 million at December 31, 2008.  Management currently believes the existing cash and investment securities will provide adequate resources to fund the Company’s operations into the first quarter of 2010.

Goals and Objectives

•                  Report results from the pivotal Phase 3 SPEAR trial in small cell lung cancer (SCLC) in the fourth quarter of 2009;

•                  Present data from the pivotal Phase 3 SPEAR trial in SCLC at a major medical meeting;

•                  Initiate submission of a rolling NDA with the FDA for picoplatin as a second-line treatment for SCLC in 2009, targeting approval and commercialization in 2010; and

•                  Pursue a global development and commercialization partnership for picoplatin, providing substantial non-dilutive capital and royalties for Poniard to develop an oncology business in the United States.

Conference Call Details

Poniard’s management team will host a live conference call and Webcast today at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time.  To participate by telephone, please dial 888-515-2880 from the U.S. or 719-457-2652 for international callers.  The Webcast can be accessed on the “Events” page of the “News & Events” section of the Company’s Web site at http://www.poniard.com.  A replay of the Webcast will be available on the Company’s Web site for 10 days.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead platform product candidate, is a new generation platinum chemotherapy.  To date, clinical studies suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies.  Picoplatin is designed to overcome platinum resistance associated with chemotherapy in solid tumors, and is being studied in multiple cancer indications, combinations and formulations.  Clinical trials of intravenous picoplatin include a Phase 3 trial in small cell lung cancer and Phase 2 trials in metastatic colorectal and castration-resistant (hormone refractory) prostate cancers.  The Company also is conducting a clinical trial of oral picoplatin in solid tumors.  For additional information, please visit http://www.poniard.com.

Forward-Looking Statement

This release contains forward-looking statements, including statements regarding the Company’s financial position and results of operations, business objectives and strategic goals, drug development plans, the potential safety and efficacy of its products in development, and commercialization and partnering strategy. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of clinical testing; the receipt and timing of FDA and other required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the period ended June 30, 2009, which will be filed with the SEC on or about August 7, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

(C) 2009 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Susan Neath

Burns McClellan

212-213-0006

sneath@burnsmc.com

Jani Bergan

WeissComm Partners

415-946-1064

jbergan@wcpglobal.com

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Poniard Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating expenses:
Research and development	5,653	9,151	13,757	15,487
General and administrative	3,435	3,723	6,519	7,906
Restructuring & asset impairment	—	—	1,056	—
Total operating expenses	9,088	12,874	21,332	23,393
Loss from operations	(9,088)	(12,874)	(21,332)	(23,393)
Other income (expense), net	(632)	343	(1,338)	1,007
Net loss	(9,720)	(12,531)	(22,670)	(22,386)

Preferred stock dividends	(125)	(125)	(250)	(250)
Loss applicable to common shares	$(9,845)	$(12,656)	$(22,920)	$(22,636)

Loss per share:
Basic and diluted	$(0.28)	$(0.36)	$(0.66)	$(0.65)
Shares used in calculation of loss per share:
Basic and diluted	34,712	34,688	34,700	34,684

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2009	December 31, 2008
	(Unaudited)	(Note 1)
ASSETS:
Cash and investment securities	$49,909	$72,755
Cash - restricted	281	281
Facilities and equipment, net	331	1,123
Licensed products, net	8,199	8,807
Other assets	1,103	1,266
Total assets	$59,823	$84,232

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$18,456	$19,178
Long term liabilities	13,496	17,407
Shareholders’ equity	27,871	47,647
Total liabilities and shareholders’ equity	$59,823	$84,232

Note 1:  Derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.